McGladrey & Pullen
Certified Public Accountants


                                                        EXHIBIT 16.1



December 2, 2004


Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Jacksonville Bancorp, Inc.'s statements, which we understand will be filed with the Commission, under Item 4.01 of its Form 8-K/A for December 2, 2004, and we agree with such statements concerning our firm.


/s/  McGladrey & Pullen, LLP


McGladrey & Pullen, LLP
Champaign, Illinois











McGladrey & Pullen, LLP is a member firm of RSM International - an affiliation of separate and independent legal entities.